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                                                                      EXHIBIT 21


                           SUBSIDIARIES OF REGISTRANT
                                 [TO BE UPDATED]

                                                     State or Jurisdiction of
                                                   Organization or Incorporation

vFinance Holdings, Inc.                                       Florida
Union Atlantic LC                                             Florida
Union Atlantic Capital, L.C.                                  Florida
First Level Capital, Inc.                                     Florida
Colonial Direct Financial Group, Inc.                         Delaware
First Colonial Securities Group, Inc.                         New Jersey
Colonial Direct Capital Management, Inc.                      Florida
Colonial Direct Retirement Services, Inc.                     Florida
(d/b/a KWT Consultants, Inc.)